As filed with the Securities and Exchange Commission on November 25, 2011

Registration No. 333-175212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-1/A

AMENDMENT NO. 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Autovative Products, Inc.

(Name of small business issuer in its charter)

Nevada	7812	20-2079514
(State or other JURISDICTION OF INCORPORATION OR ORGANIZATION)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Code Number)

502 N. Santa Fe Avenue, Ste. D

Vista, CA 92083

www.AutovativeProducts.com

760-732-5868

(Address and telephone number of registrant’s principal executive offices and principal place of business)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated Filer __

Accelerated Filer                  __

Non accelerated Filer   __

Smaller reporting Company  X

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (1)
Common Stock	1,385,977	$ 1.00	$1,385,977	$ 99.00

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 28, 2011

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(a). The selling shareholders may sell shares of our common stock at a fixed price of $ 1.00 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.   The fixed price of $1.00 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.10 plus an increase based on the fact the share will be liquid and registered.    There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

PRELIMINARY PROSPECTUS

AUTOVATIVE PRODUCTS, INC

1,385,977 Shares of Common Stock

Price per share: $1.00

Total cash proceeds to the Company $0.

Through this prospectus, we are registering for resale 1,385,977 shares of common stock.  The Company is authorized to issue 25,000,000 shares of common stock, par value .001 per share. At the twelve months ended December 31, 2011 there were 8,535,977 shares of common stock issued and outstanding.

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.  There is no present public trading market for the Company's Common Stock and the price at which the Shares are being offered bears no relationship to conventional criteria such as book value or earnings per share.  The Company has determined the offering price based, primarily, on its projected operating results. There can be no assurance that the offering price bears any relation to the current fair market value of the Common Stock.

There is no trading market for our common stock.

 The sales price to the public is fixed at $1.00 per share until such time as the shares of common stock become traded on the Over the Counter Bulletin Board or another exchange. We intend to contact an authorized OTCBB market maker for sponsorship of our securities on the OTCBB, upon effectiveness of this registration statement; however, there is no guarantee our common stock will be accepted for quotation on the OTC Bulletin Board. If our common stock becomes quoted on the Over the Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

The purchase of our shares involves substantial risk. See “risk factors” beginning on page 9 for a discussion of risks to consider before purchasing our common stock.

You should rely only on the information contained in this prospectus. We have not, and the Selling Stockholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL OUR SHARES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL OUR SHARES, AND IT IS NOT SOLICITING AN OFFER TO BUY OUR SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JUNE 28, 2011

PROSPECTUS SUMMARY

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

You should read the following summary together with the more detailed information about our company and the common stock being registered in this offering and our financial statements and the notes to those statements included elsewhere in this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account References in this prospectus to “we,” “our,” “us”, “Autovative” and the “Company” refer to AUTOVATIVE PRODUCTS, INC.

Organizational History

Autovative Products, Inc was incorporated in the state of Nevada on December 8, 2004. We were formed to develop businesses, assets and opportunities, some acquired and contributed from third parties and our founding shareholders, in the trucking/automobile special parts production and distribution industry and some related fields. The Company believes it will be able to successfully compete in the industry marketplace by controlling production costs, and increasing sales through the trucking fleet industry and the retail markets.  In the near future we plan on enhancing our online marketing through website development which we believe will aid with online retail and wholesale sales. (See “Business Strategy” Page 17).

Introduction

Autovative Products, Inc. is a distributor of automotive specialty parts. We have developed and produced two products for both automobile and fleet uses. One product is the Portable Tow Truck, a traction aid which has been successful in helping drivers get their vehicles unstuck from snow, ice, mud and sand. The other product is the Overhead Door Saver, a heavy-duty spring device for use in fleets of trucks with overhead doors. It cushions the shock of constant door openings which we believe will reduce overhead door repairs. Currently the majority of our products sold are to FedEx (Federal Express) and UPS (United Postal Service) for use with their trucking fleets. Our products do not have patent protection nor do we have any trademarks or copyrights on our products.

Company Assets

The Company’s principal assets (“Assets”) consist of cash and equipment. All of the Company’s income to date has been generated from sales of its Portable Tow Truck product to FedEx and UPS for use with their trucking fleets. It is management’s opinion that based on the assets it has, including cash, contracts, future revenue streams, rights and certain business concepts it may not be able to adequately capitalize the Company for the next twelve (12) months. Based on current cash, without additional cash the Company would run out of funds in February of 2012. (See “Company Cash Flow” Page 5). There is no guarantee that we will be able to increase our revenue streams. Currently only commissions have been paid and are currently being paid for sales made. However it is also of the opinion of management that without additional funding to the Company we may not be able to pay the additional expenses necessary to continue as a going concern or to pay the expenses of being a public Company which by themselves are and could be substantial. There are no plans in place for additional funding. Our President, David Funderburk, has indicated that although he has no obligation to pay any expenses of the Company, h e would pay for any and all expenses incurred by the Company until such time that the Company is able to generate sufficient revenues to repay any loans he might make to the Company and to pay ongoing expenses. At this time no loans have been made by David Funderburk and there is no loan agreement in place between the Company and its President, David Funderburk. In addition our auditor has stated in his audit of the Company’s financial statements that we have not generated significant revenues or profits to date which raises substantial doubt as to our ability to continue as a going concern.

Company Cash Flow

 The Company has cash assets derived from its distribution of its products and a private placement of its stock.  Assuming the Company does not generate any income from its products it believes it may have sufficient cash to operate for the next four months based on current cash; however with the added expense of being a public company it is likely that we will not be able to pay additional expenses without additional funding. Currently there are no plans in place for additional funding. The Company’s overhead is currently paid for by its President, David Funderburk. Without his capital infusion the Company would have no money with which to operate. At the quarter ended September 30, 2011 the Company had cash of $11,980.00. Based on $19,700 in advertising expenses and the $4,214 G & A at the end of the nine month period ending September 30, 2011; and projected professional expenses of $6,000.00 within the next 5 months the Company’s average burn rate equates to $2,657 per month (annualized) in addition to a $1,200 per month average over the next five months for professional fees ($2,657 excludes commissions which are only paid after revenue is received from sales; and, depreciation and professional fees which to date have been associated with the preparation of the S-1 filing). Without additional cash the Company would run out of funds within or before February of 2012. From its inception the Company’s primary business activity was to aid in the manufacturing process of its products and to create sales in the larger trucking fleets, complete a private placement of some of its common shares, establish its web site, progress sales of its products and conduct an audit and assist legal counsel and others in the preparation and drafting of this Registration Statement.

Aggregate Market Price of Common Stock

The balance of total stockholders’ equity at the most recent balance sheet date was $57,964.00. The aggregate market price of our common stock based on the proposed offering price of $1.00 using the most recent balance sheet date is $8,585,977.00

Future Assets and Growth

We will continue to generate limited future income from our Assets; however, we cannot provide absolute assurances or estimates of these revenues. The Company had Net Losses for the last three fiscal year ends, and the Company anticipates it may operate at a deficit for its next fiscal year and may expend most of its available capital. The Company’s current cash on hand is, primarily, budgeted to cover the anticipated costs of its administrative overhead and costs associated with developing and operating the businesses going forward including costs for legal, accounting and Transfer Agent services. We believe that the Company will have sufficient capital to operate its business over the next four months based on its current cash. There can be no assurances, however, that actual expenses incurred will not materially exceed our estimates or that cash flows from our existing Assets will be adequate to maintain our businesses.

The automotive industry as a whole is an extremely competitive industry dominated by many very large, fully integrated conglomerates. The Company is building its business model cognizant of these market realities and management will be attempting to use and capitalize upon the internet and website development to deliver and market its products.

Our business model is predicated on the assumption that we can continue to generate revenue from the Portable Tow Truck and that we will generate revenue from Overhead Door Saver and from additional products we hope to distribute in the future. There are no additional products currently that we anticipate adding to our product lines and currently there is no specific timeline to add such products. There is no guarantee that we will continue to generate revenue from the Portable Tow Truck and that we will generate revenue from Overhead Door Saver and from products we might distribute over the next fiscal year; or, that we can successfully manage our costs by capitalizing on business developments and our management. There is no guarantee that we will be able to increase our revenue streams. Although we generated losses for the last three years of operation and anticipate we may lose money in the current fiscal year we believe that our Business Strategy combined with raising additional capital will place us in a position to increase our revenue streams.

Based on the assumption that we will be able to raise additional capital we have projected that we would need a minimum of $41,000 to reach the goals of our Business Strategy and an optimum of $166,000. (See “Business Strategy” page 17). At this time there is no plan in place to raise additional capital nor is their any assurance that we will be able to raise additional capital.

The Company’s primary manager, its CEO. Mr. Funderburk, has operated the Company for the last seven years but has no experience or expertise in operating a public company. Until such time as the Company is more established and capitalized, we will not be able to employ any personnel on a full time basis.

FOUNDING SHAREHOLDERS

The following individuals and entities are considered founding shareholders of our Company.

Class	Name	Shares	Percentage
Common	David Funderburk (1)	7,200,000	84%

(1)	Mr. David Funderburk, our sole officer and a director, is the operating manger of Autovative Products, Inc.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $1.00 was determined by the price shares were sold to our shareholders in a private placement memorandum plus an increase based on the fact the shares will be liquid and registered. $1.00 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board or another Exchange, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis and Results of Operations” and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the Years ended 2008, 2009 and 2010 are derived from our audited financial statements.

December 31, 2008 (Audited)	December 31, 2009 (Audited)	December 31, 2010 (Audited)	September 30, 2011 (Unaudited)

STATEMENT OF OPERATIONS
Revenues	$185,455	120,561	88,143	92,167
Operating Expenses	199,858	122,125	135,388	87,448

Net Income	(14,403)	(1,565)	(47,245)	4,719

Weighted average number of common shares outstanding for the period	8,337,977	8,337,977	8,461,977	8,585,977

Net Income Per Share	(.002)	(.0002)	(.006)	.0005

	December 31, 2009 (Audited)	December 31, 2010 (Audited)	September 30, 2011 (Unaudited)
BALANCE SHEET DATA
Cash	$15,618	1,042	11,980
Total Assets	80,403	57,964	62,263
Total Liabilities	-	-
Stockholder’s Equity	80,403	57,964	62,263
	¹ Derived from audited financial statements and unaudited interim financials for the nine months ending September 30, 2011

ABOUT THIS OFFERING

Securities Being Offered	Up to 1,385,977 shares of common stock in Autovative Products, Inc.

Initial Offering Price

The selling shareholders may sell shares of our common stock at a fixed price of $ 1.00 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Terms of the Offering	The selling shareholders will determine the terms relative to the sale of the common stock offered in this Prospectus.

Termination of the Offering

The offering will conclude when all of the 1,385,977 shares of common stock have been sold or at a time when the Company, in its sole discretion, decides to terminate the registration of the shares. The Company may decide to terminate the registration if it is no longer necessary due to the operation of the resale provisions of Rule 144 promulgated under the Securities Act of 1933. We may also terminate the offering for no given reason whatsoever.

Risk Factors	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors.”

Common Stock Issued Before Offering	8,585,977 shares of our common stock are issued and outstanding as of the date of this prospectus.

Common Stock Issued After Offering	8,585,977 shares of common stock.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Description of Selling Stockholders

Through this prospectus, we are registering for resale 1,385,977 shares of common stock.  The Company is authorized to issue 25,000,000 shares of common stock, par value .001 per share. At the twelve months ended December 31, 2010 there were 8,585,977 shares of common stock issued and outstanding.

On July 10, 2007 the Company issued 12,977 shares of common stock for services rendered to the Company for marketing related services.

On July 10, 2008 the Company issued 1,125,000 shares of common stock for services rendered to the Company for marketing and administrative and bookkeeping related services.

From March 15, 2010 to July 30, 2010 the Company issued 223,000 shares at a price of $.10 per share through a Reg D 506 Private Offering.

On December 29, 2010 the Company issued 25,000 shares of common stock per a contract with Direct Media Enterprises which were dividend to the shareholders of Direct Media Enterprises for media advertising via Direct Media Enterprise’s kiosk technology. The stock was issued for initial video production services at a price of $.10 per share (services valued at $2,500.00).

The names and share amounts of the selling stockholders are set forth under “Selling Stockholders and Plan of Distribution” in this prospectus.  None of the selling stockholders are officers, directors or 10% or greater stockholders of our company nor are any affiliated or associated with any broker-dealers.

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE POSSIBILITY THAT YOUR ENTIRE INVESTMENT MAY BE LOST. AS SUCH, YOU ARE ENCOURAGED TO EVALUATE THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, AND COULD RESULT IN COMPLETE LOSS OF YOUR INVESTMENT.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Nevada on December 8, 2004. We have limited financial resources and only limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to fully meet our expenses and totally support our anticipated activities.

 All of our capital and assets have been provided by or acquired from our principal shareholders and third parties and through a Private Placement of the shares being registered as well as from sales of our Portable Tow Truck Product. We cannot assure you, however, that we will be able to sustain the business for the long term nor that we may not need to obtain additional capital in the future. We can also not assure you that we will be able to obtain any required financing on a timely basis, or if obtainable, that the terms will not materially dilute the equity of our current stockholders. If we are unable to obtain financing on a timely basis, we may have to significantly or entirely curtail our business objectives, which could result in our having to discontinue some of our operations and plans.

OUR AUDTIOR’S REPORT CONTAINS AN EXPLANATORY STATEMENT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

The Company has had losses since its inception. There is no assurance that we will become profitable in the future.

Our auditor has included the following paragraph in his Auditor’s report (page F1-2)

“The Company has not generated significant revenues or profits to date. This factor, among others, raises substantial doubt about its ability to continue as a going concern.  The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

WE DEPEND HIGHLY ON OUR CURRENT PRESIDENT WHO HAS LIMITED EXPERIENCE IN RUNNING A PUBLIC COMPANY AND NO FORMAL EMPLOYMENT AGREEMENT.

We depend highly on David Funderburk, our President, Treasurer, and Director, who may be difficult to replace. David Funderburk who is also the Chief Executive Officer of Autovative Products, at this point, only devotes approximately 40% of his time per week to our business, has seven years of industry experience and has not previously headed a public Company. Our plan of operations is dependent upon the continuing support and business expertise of Mr. Funderburk.

OUR SOLE EMPLOYEE IS OUR SOLE DIRECTOR; AS SUCH HE WILL DETERMINE HIS COMMISSION, SALARY AND PERQUISITES.

Mr. Funderburk is the Company’s President and sole director and sole employee. He has in the past and will continue to determine his commission, salary and perquisites. Mr. Funderburk has received commissions averaging approximately 15% of sales for the three most recently completed fiscal years.

A LARGE PORTION OF OUR SALES ARE MADE BY INDIVIDUALS WHO ARE NOT EMPLOYEES AND ARE NOT CONTRACTED BY THE COMPANY.

Besides the commissions paid to Mr. Funderburk, we have engaged the services of two (2) additional sale persons who are paid commissions on sales they make. Neither individual is contracted by the Company nor are they employed by the Company. These sales people are paid a set commission depending on the entity sales are made to. Should the Company lose either of these sales people it would impact the sales revenues generated by the Company.

LOSS OF OUR CEO COULD ADVERSLY AFFECT OUR BUSINESS

Loss of Mr. Funderburk could slow the growth of our business, or it may cease to operate at all, which may result in the total loss of investor’s investments. Mr. Funderburk is not, presently, receiving a salary from the Company and it is unknown, at this time, if or when the Company may be able to compensate Mr. Funderburk for his management services. The company does not anticipate Mr. Funderburk receiving a salary in the foreseeable future. Mr. Funderburk does receive commissions from sales which have over the last three fiscal years averaged approximately 15% of our sales revenue.

OUR MANAGEMENT HAS LIMITED EXPERIENCE IN RUNNING A PUBLIC COMPANY

Mr. Funderburk has no experience in running a public company. He is vaguely familiar with the reporting requirements of the Securities and Exchange Commission. Mr. Funderburk will rely on the expertise of outside counsel and consultants to insure proper filing and the meeting of deadlines.

THERE ARE INCREASED COSTS AND REGULATIONS ASSOCIATED WITH OPERATING A PUBLIC COMPANY AND WITH ONLY ONE OFFICER AND DIRECTOR WE WILL HAVE LIMITED INTERNAL ACCOUNTING CONTROLS.

There are a number of expenses and costs associated with operating a public Company including filing expenses, transfer agent, stock issuance and maintenance costs, accounting, legal and auditing expenses, estimated to be approximately $15,000 annually that will materially increase the Company’s operating expenses and make it more difficult for the Company’s businesses to produce operating profits. There is no assurance that we can absorb the costs of being a public company. Our CEO has no prior experience managing a public company. With only one officer and director there will be no internal oversight to the Company’s financial reporting, initially, except from the Company’s outside auditors.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

SINCE A SINGLE STOCKHOLDER, UPON COMPLETION OF THE OFFERING WILL BENEFICIALLY OWN THE SIGNIFICANT MAJORITY OF OUR OUTSTANDING COMMON SHARES, THAT SINGLE STOCKHOLDER WILL RETAIN THE ABILITY TO POTENTIALLY CONTROL OUR MANAGEMENT AND THE OUTCOME OF CORPORATE ACTIONS REQUIRING STOCKHOLDER APPROVAL NOTWITHSTANDING THE OVERALL OPPOSITION OF OUR OTHER STOCKHOLDERS. THIS CONCENTRATION OF OWNERSHIP COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF OUR COMPANY THAT MIGHT NEGATIVELY IMPACT THE VALUE OF YOUR COMMON SHARES.

David Funderburk owns approximately 84% of our outstanding common shares and will continue to do so after the filing of this Registration Statement. As a consequence of his stock ownership position, Mr. Funderburk will retain the ability to elect a majority of our board of directors, and thereby control our management. David Funderburk also has the ability to control the outcome of corporate actions requiring stockholder approval, including mergers and other changes of corporate control, any private transactions, and other extraordinary transactions. The concentration of ownership by David Funderburk could discourage investments in our company, or prevent a potential takeover of our company which will have a negative impact on the value of our securities.

BECAUSE OF COMPETITIVE PRESSURES FROM COMPETITORS WITH MORE RESOURCES, AUTOVATIVE PRODUCTS MAY FAIL TO IMPLEMENT ITS BUSINESS MODEL PROFITABLY.

The automotive specialty product business is highly fragmented and extremely competitive. The market for customers is intensely competitive and such competition is expected to continue to increase (see “Competition”). We believe that our ability to compete depends upon many factors within and beyond our control, including the timing and market acceptance of new solutions and enhancements to existing businesses developed by us, our competitors, and their advisors.

WE ARE DEPENDENT ON THE POPULARITY OF PRODUCTS.

Our ability to generate revenue and be successful in implementing our business plan is dependent on our ability to develop, produce, acquire and distribute products that are popular with audiences and sold via distribution channels that are efficient and cost effective. There is no assurance that we can accomplish that goal. Further our major customers are FEDX and UPS, should we lose that customer base we would have lost our major revenue source.

OUR CURRENT REVENUE DEPENDS SOLELY ON TWO MAJOR CUSTOMERS.

We currently sell the Portable Tow Truck units to Federal Express (FEDEX) and to United Postal Service (UPS). We have no ongoing contract with either entity. Currently, should we lose these customers we would have no revenue and we would have no ability to continue as a going concern.

WE MAY BE UNABLE TO COMPETE WITH LARGER OR MORE ESTABLISHED COMPANIES.

We face a large and growing number of competitors in the automotive specialty product industry. Many of these competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition, and more established relationships in the industry than does the Company. As a result, certain of these competitors may be in better positions to compete with us for product and audiences. We cannot be sure that we will be able to compete successfully with existing or new competitors.

WE MAY REQUIRE ADDITIONAL FINANCING IN ORDER TO IMPLEMENT OUR BUSINESS PLAN. IN THE EVENT WE ARE UNABLE TO ACQUIRE ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS PLAN RESULTING IN A LOSS OF REVENUES AND ULTIMATELY THE LOSS OF ANY SHAREHOLDER’S INVESTMENT.

Due to our limited operating history outside of two customers, FedEx and UPS, we will have to use all our existing resources to expand our business and develop our distribution channels.

Following this offering we may need to raise additional funds to expand our operations. We may raise additional funds through private placements, registered offerings, debt financing or other sources to maintain and expand our operations, although at this time there is no plan in effect to do so. Adequate funds for this purpose on terms favorable to us may not be available, and if available, on terms significantly more adverse to us than are manageable. Without new funding, we may be only partially successful or completely unsuccessful in implementing our business plan, and our stockholders will lose part or all of their investment.

OUR PRODUCTS OR PROCESSES COULD GIVE RISE TO CLAIMS THAT OUR PRODUCTS INFRINGE ON THE RIGHTS OF OTHERS.

We are potentially subject to claims and litigation from third parties claiming that our products or processes infringe their patent or other proprietary rights. If any such actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture, use or sell the affected product or process. Litigation, which could result in substantial costs to us, may also be necessary to enforce our proprietary rights and/or to determine the scope and validity of the proprietary rights of others. Any intellectual property litigation would be costly and could divert the efforts and attention of our management and technical personnel, which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that infringement claims will not be asserted in the future or that such assertions, if proven to be true, will not prevent us from selling our products or materially and adversely affect our business, financial condition and results of operations. If any such claims are asserted against us, we may seek to enter into a royalty or licensing arrangement. We cannot assure you that a license will be available on commercially reasonable terms, or at all.  Regarding our Overhead Door Saver; there is an existing patent for the basic technology used in the Overhead Door Saver which precludes us from obtaining a patent for the Overhead Door Saver. It is possible that a Company with greater resources could copy our design for the Overhead Door Saver which could potentially affect any future revenues that might be generated from the Overhead Door Saver. It is also possible that we could infringe on an existing patent for the basic technology which was used in the production of the Overhead Door Saver.

WE MAY BE SUBJECT TO CLAIMS OF TRADEMARK INFRINGEMENT, WHICH MAY HARM OUR BUSINESS.

The Company currently has not filed any trademarks or copyrights for its products. However we intend to file in the near future. We may be subject to legal proceedings alleging claims of trademark infringement in the future. If we must re-brand, it may result in significant marketing expenses and additional management time and resources, which may adversely affect our business.

Additionally, we cannot guarantee that our trademarks will be completely protected. This could cause harm to our brand and ultimately, to us. We could also spend additional time and resources fighting other entities that might infringe upon our trademarks.

We applied for a patent for the Overhead Door Saver and our patent application was declined, which may allow competitors to copy our designs for both the Portable Tow Truck and the Overhead Door Saver. Should a larger Company copy our designs, it is possible that they may be able to manufacture and sell the like kind products at a substantially lower cost than us.

Although we have a contract for the exclusive rights for sales of the Portable Tow Truck and the Overhead Door Saver, there currently is another Company with the website name www.theportabletowtruck.com that sells the Portable Tow Truck on a retail only basis. The Company is owned by the manufacturer of the Portable Tow Truck units that we currently sell for commercial use. They are not affiliated with our company and sell the Portable Tow Truck strictly on a retail basis though their Company website. A verbal agreement was reached between us and the Manufacturer of the products in 2007 whereby the Manufacturer could make retail sales but only through their web site. This agreement could affect our ability to penetrate the retail markets and it could confuse retail buyers that we may generate through our web site. This could affect our ability to generate revenues through the retail marketplace.

OUR PATENT APPLICATION WAS DENIED

A patent was applied for regarding the Overhead Door Saver which was denied due to the fact that there was an existing patent for the basic technology which we applied for, although for a different use.

We explored filing a patent for the Portable Tow Truck but did not file a patent for the Portable Tow Truck.

As such it is entirely possible that a company with greater resources could copy our designs of both the Overhead Door saver and the Portable Tow Truck and manufacture and sell a similar product.

WE MAY BE SUBJECT TO LAWSUITS FROM CUSTOMERS WHO ARE INJURED USING OUR PRODUCTS.

Although we have what we believe to be clear instructions on how to use our products, it is possible that a customer may get injured form using one of our products and subsequently file a lawsuit against the Company. If we are unable to settle such a lawsuit it could adversely affect our business and shareholders investment in the Company. We have no liability insurance in place at this time.

WE MAY BE UNABLE TO SCALE OUR OPERATIONS SUCCESSFULLY.

Our plan is to grow rapidly. Our growth will place significant demands on our management and technology development, as well as our financial, administrative and other resources. We cannot guarantee that any of the systems, procedures and controls we put in place will be adequate to support the commercialization of our operations. Our operating results will depend substantially on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative and other resources. If we are unable to respond to and manage changing business conditions, or the scale of our products, services and operations, then the quality of our services, our ability to retain key personnel and our business could be harmed.

MR. FUNDERBURK HAS NO EXPERIENCE IN THE GROWTH AND EXPANSION OF A BUSINESS AND HE WILL BE RELIANT ON CONSULTANTS AND OTHERS WHO HAVE GREATER MANAGEMENT EXPERIENCE. THE LACK OF EXPERIENCE IN ALL OF THE BUSINESSES WE ARE ENTERING COULD IMPACT OUR RETURN ON INVESTMENT, IF ANY.

As a result of our reliance on Mr. Funderburk and his lack of experience in Company expansion\growth, our investors are at risk in losing their entire investment. Mr. Funderburk intends to hire personnel in the future who will have the experience required to manage our company, when the Company is sufficiently capitalized. Until such management is in place, we are reliant upon Mr. Funderburk to make the appropriate management decisions.

AS THERE IS NO PUBLIC MARKET FOR OUR COMMON SHARES, THEY ARE AN ILLIQUID INVESTMENT AND INVESTORS MAY NOT BE ABLE TO SELL THEIR SHARES.

No market currently exists for our securities and we cannot assure you that such a market will ever develop, or if developed, will be sustained.

Our common stock is not currently eligible for trading on any stock exchange and there can be no assurance that our common stock will be listed on any stock exchange in the future. We intend to apply for listing on the OTC Bulletin Board trading system pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The bulletin board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the bulletin board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including: the lack of readily available price quotations; the absence of consistent administrative supervision of “bid” and “ask” quotations; lower trading volume; and general market conditions. If no market for our shares materializes, you may not be able to sell your shares or may have to sell your shares at a significantly lower price.

IF OUR SHARES OF COMMON STOCK ARE ACTIVELY TRADED ON A PUBLIC MARKET, THEY WILL IN ALL LIKELIHOOD BE PENNY STOCKS.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. SEC regulations generally define a penny stock to be an equity security that has a market or exercise price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has net tangible assets of at least $100,000, if that issuer has been in continuous operation for three years. Unless an exception is available, the regulations require delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, details of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations and broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to effecting the transaction and must be given in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for securities that become subject to the penny stock rules. Since our securities are highly likely to be subject to the penny stock rules, should a public market ever develop, any market for our shares of common stock may not be liquid.

BECAUSE OUR SECURITIES MAY BE SUBJECT TO PENNY STOCK RULES, YOU MAY HAVE DIFFICULTY RESELLING YOUR SHARES.

Since our stock may be subject to penny stock rules, you may have difficulty reselling your shares. Penny stocks are covered by section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practice requirements on broker/dealers who sell the Company’s securities including the delivery of a standardized disclosure document; disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements. For sales of our securities, the broker/dealer may be required to make a special suitability determination and receive from its customer a written agreement prior to making a sale. The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his stock.

THIS REGISRTATION STATEMENT CONTAINS FORWARD LOOKING STATEMENTS WHICH ARE SPECULATIVE IN NATURE.

This registration statement contains forward-looking statements. These statements relate to future events or our future financial performance. Forward looking statements are speculative and uncertain and not based on historical facts. Because forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under “Business Description” and “Corporate Background” Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance, or achievements cannot be guaranteed. The reader is advised to consult any further disclosures made on related subjects in our future SEC filings.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities that we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement pursuant to an exemption under Rule 144 of the Securities Act of 1933.

The offering price of the shares of our common stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) after the SEC declares this prospectus effective. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The shares being offered for resale by the selling stockholders consist of the 1,385,977 shares of our common stock held by 60 shareholders of our common stock, 223,000 shares of which sold in our Private offering through July of 2010 (a Regulation D was filed with the SEC on March 18, 2010); 1,137,977 shares which were issued for services rendered to the Company in 2007 and 2008; and 25,000 shares which were issued to the shareholders of Direct Media Enterprises for marketing and video work.

The following table sets forth the name of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of December 31, 2010 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering	Shares of Common Stock to be Sold	Shares of Common Stock Owned After Offering

Janice Douglas	15,000	15,000	0
Peggy Bradley	10,000	10,000	0
Katherine Bleuer	5,000	5,000	0
John Brand	5,000	5,000	0
Stephen Deckard	5,000	5,000	0
Richard Hernandez	10,000	10,000	0
Scott Fountain	5,000	5,000	0
Drew Fountain	5,000	5,000	0
Fremont James Bellinger	5,000	5,000	0
Darlene Newell	15,000	15,000	0
Leland Hertel	5,000	5,000	0
Karen Nelson	5,000	5,000	0
Robyn Johns	10,000	10,000	0
Sandra Jolicoeur	10,000	10,000	0
Yvonne Boggs	15,000	15,000	0
LaVonne Johnson	10,000	10,000	0
Jose Rios	8,000	8,000	0
Mercer Group*	80,000	80,000	0
Hannah Grabowski	375,000	375,000	0
Brianna Stoecklein	400,000	400,000	0
Lannelle Cannon	150,000	150,000	0
Wayne Berian	150,000	150,000	0
Annette Mason	50,000	50,000	0
Stan Windhorn	500	500	0
Hans Johns	500	500	0
A. Healey Mendicino	500	500	0
Casey Johns	500	500	0
Samantha Johns	500	500	0
Chad Langner	500	500	0
David Moriyama	500	500	0
William Castleberry	500	500	0
Steve Lynch	2,977	2,977	0
Alan Austin	3,000	3,000	0
Kyle Grabowski	3,000	3,000	0
Jim Spexarth	1,000	1,000	0
Rene Solc	1,000	1,000	0
Dennis Brubaker	1,000	1,000	0
Andre Kovaltchouk	1,000	1,000	0
Dike Drummond	1,000	1,000	0
Dave Rubis	1,000	1,000	0
Bill Huff	1,000	1,000	0
Cabb Enterprises*	1,000	1,000	0
Kevin Palumbos	1,000	1,000	0
Earl Carlson	1,000	1,000	0
Sandra Epstein	1,000	1,000	0
L. Adamson	1,000	1,000	0
Thomas Nelson	1,000	1,000	0
Carl Ludwig	1,000	1,000	0
Kurt Baum	1,000	1,000	0
A. Khalil	1,000	1,000	0
John Gall	1,000	1,000	0
John Binder	1,000	1,000	0

John Scannapieco	1,000	1,000	0
Jack Thorpe	1,000	1,000	0
William Elkins	1,000	1,000	0
Hector Medina	1,000	1,000	0
Sheila Trebbin	1,000	1,000	0
Tracie Gressmen	1,000	1,000	0
Jim Wheeler	1,000	1,000	0

*Mercer Group, President, Andrew Mercer

*Cabb Enterprises, President, William Huff

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates

-	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the Over the Counter Bulletin Board (OTCBB) when this Registration Statement is declared effective by the SEC. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by a selling security holder must be made at the fixed price of $1.00 until a market develops for the stock.

The Selling Stockholder and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act  of 1933, as amended (the "Securities Act"), in which event profits, discounts or commissions received by such persons may be deemed to be underwriting commissions under the Securities Act.

REGULATION M We plan to advise the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder are not permitted to cover short sales by purchasing shares while the distribution it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholder will pay any applicable underwriters' commissions, fees, discounts or concessions or any other compensation due any underwriter, broker or dealer and expenses or transfer taxes.

Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

•	through direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

•	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales are permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $16,700.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

General

Our authorized capital stock consists of 25,000,000 Shares of common stock, $0.001 par value per Share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

We are authorized to issue 25,000,000 shares of common stock, $0.001 par value per share. Currently we have 8,585,977 common shares issued and outstanding.  We do not have any holding period requirements for our common stock.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities. All material terms of our common stock have been addressed in this section.

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Dividends

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding.

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate applying for trading of our common stock on the over the counter bulletin board, upon the effectiveness of the registration statement of which this prospectus forms a part.

          There are several requirements for listing our shares on the OTC bulletin board, including:

          * we must make filings pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934;

          * we must remain current in our filings;

          * we must find a member of FINRA to file a form 211 on our behalf. The information contained within form 211 includes comprehensive data about our company and our shares. Form 211 and our prospectus are filed with a Brokerage Firm so that they can determine if there is sufficient publicly available information about us and whether our shares should be listed for trading.

We can provide no assurance that our shares will be traded on the bulletin board or, if traded, that a public market will materialize.

No Broker Is Being Utilized In This Offering

This offering does not involve the participation of an underwriter or broker, and as a result, no broker for the sale of our securities will be used. In the event a broker-dealer is retained by us to participate in the offering, we must file a post-effective amendment to the registration statement to disclose the arrangements with the broker-dealer, and that the broker-dealer will be acting as an underwriter and will be so named in the prospectus.

No Escrow of Proceeds

There will be no escrow of any of the proceeds of this offering since the Company has already received all proceeds from its Private Placement. Accordingly, we already have use of all funds we have raised. These funds shall be non-refundable to subscribers except as may be required by applicable law.

Penny Stock Reform Act of 1990

The Securities Enforcement and Penny Stock Reform Act of 1990 require additional disclosure for trades in any stock defined as a penny stock. The Securities and Exchange Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to exceptions. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to a transaction before sale. Our shares will probably be subject to the Penny Stock Reform Act, thus potentially decreasing the ability to easily transfer our shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Malcolm Pollard, Inc., CPA, P.C., to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Brian R. Reiss, Attorney at Law, has rendered an opinion as to the validity of shares being registered and the corporate documents of the Company.

DESCRIPTION OF BUSINESS

Company Overview

Autovative Products, Inc. is a distributor of automotive parts. We have developed and produced two products for both automobile and fleet uses. One product is the Portable Tow Truck, a traction aid which has been successful in helping drivers get their vehicles unstuck from snow, ice, mud and sand. The unit price for the Portable Tow Truck varies and sells in the $20-$30 range. The other product is the Overhead Door Saver, a heavy-duty spring device for use in fleets of trucks with overhead doors. It cushions the shock of constant door openings, and greatly reduces overhead door repairs. The price for the Overhead Door Saver is in the $30 range.

We were incorporated in Nevada on December 8, 2004. We have contracted for the manufacturing of both products listed above with OTW Enterprises LLC, located in Maryville, Tennessee. The first product, the Portable Tow Truck, has been marketed exclusively by us to the large fleet market for the past seven years, and has had continual sales to UPS (United Postal Service), FedEx (Federal Express) and others. The Overhead Door Saver has been successfully tested by UPS on some of its vehicles. At this time the Company awaits a contract with UPS, as they are considering installing it on all their vehicles with overhead doors. At this time we do not know with certainty whether they will or will not enter into a contractual arrangement with the Company. We intend to expand our marketing of the Portable Tow Truck to retail outlets worldwide, and expand the marketing of the Overhead Door Saver to companies with large truck fleets with overhead doors.

All products sold by the Company are drop shipped by the manufacturer in Maryville, TN to the customer.

Business Strategy

To date we have only attempted to sell our products to trucking fleets such as FedEx and UPS. We believe that with the past sales of our products to two large trucking fleets such as FedEx and UPS we should have an advantage to selling to additional trucking fleets as well as to the retail markets. However there is no assurance that will happen.

We intend to enter into alliances with other companies with innovative automobile products, especially focusing on products adapted to future trends in the automotive industry. Additionally, we intend to enter into alliances with companies that have domestic and international marketing and distribution outlets. We believe when this is successfully completed, it will provide profitability and self-sustaining growth. We plan to do this by:

•

Establishing manufacturing alliances with manufacturers, both domestically and abroad, to mass produce our products.

Finding a manufacturer that can manufacture larger volumes at cheaper prices while maintaining quality control should increase our profit margins. We believe that in order to accomplish this will require a combination of larger orders and additional capital, neither of which are at our disposal currently.

In our opinion we would require orders of at least 10,000 units annually of the Portable Tow Truck to have the units manufactured at a different manufacturing plant other than the manufacturing facility we are currently using. Mold costs alone are estimated by management to be $50-75,000.00. In addition we believe would have to order a minimum of 5,000 units per order to be cost effective. We believe the cost per unit savings by changing manufacturing plants could be as much as 30% over the current cost paid per unit for the Portable Tow Truck units. Total cost to make the manufacturing change could be as high as $125,000.00 (inclusive of the molds and the 5,000 unit minimum order). The Company would require additional sales and capital in order to accomplish this projection. There are no plans in place currently to raise additional capital without which we would be unable to consider changing manufacturers.

The Overhead Door Saver, in the opinion of management, would require orders of at least 5,000 units annually to be cost effective to have the units manufactured at a different manufacturing plant other than the manufacturing facility we are currently using. We believe the cost per unit savings by changing manufacturing plants could be as much as 20% over the current cost paid per unit for the Overhead Door Saver units. Total cost to make the manufacturing change could be as high as $115,000.00 (inclusive of the molds and the 5,000 unit minimum order). The Company would require additional sales and capital in order to accomplish this projection. There are no plans in place currently to raise additional capital without which we would be unable to consider changing manufacturers.

•

Developing a marketing and sales force to successfully market and sell our products both domestically and globally.

We believe that if we become financially able to hire a sales force that our sales would increase; although there is no assurance that would happen. We recognize that to hire a sales force will take additional capital which we have estimated to be $3,000 per month.

We have recently hired sales people on a commission only basis in Southern California, Idaho and Arizona to sell both the Portable Tow Truck units and the Overhead Door Saver units to commercial trucking fleets like the trucks used by UPS and FEDEX. Currently all sales people are not contracted by the Company nor are employees of the Company. The Company has no employees with the exception of its President, David Funderburk. When a sale is made and revenue is received from the customer, commissions are paid to the person responsible for the sale.

We have projected to add one (1) sales person at some point in the fiscal year 2012 on a full time basis at a salary plus commission’s basis of $3,000 each per month, equating to a total of $36,000 annually. However this will require additional capital, which based on our current revenue stream, would have to come from raising additional capital. At this time there is no definitive plan in place to raise additional capital without which we would be unable to hire a full time sales person.

We anticipate that the full time sales person would generate revenues through sales of the Overhead Door Saver and the Portable Tow Truck units to trucking fleet markets. There is no assurance that we will be able to hire a sales person in the timeframe we have projected (sometime in 2012), or that we might ever be in a financial position to hire a full time sales person and there is no assurance once hired that person would make any sales.

•

Establishing a retail oriented website oriented toward both trucking fleet sales and retail sales of the Portable Tow Truck.

We plan to change our website, www.autovativeproducts.com, in the second quarter of 2012 to orient it towards both the trucking fleet market and the retail market. The retail market orientation would focus on individual units sold to car, truck, SUV, and off-road enthusiasts. We believe that the cost of developing a merchant web-site capable of taking credit cards on-line would cost anywhere from $1,000.00 to $5,000.00 annually. We are aware that there could be a conflict with our retail sales vs. the retail sales made by the manufacturer’s website, www.theportabletowtruck.com. Currently any sales made through the manufacturer’s website are the manufacturer’s. Any sales whether retail, wholesale or fleet sales made by us are our sales.

The trucking fleet part of the web-site would be oriented towards explaining the Portable Tow Truck units and the Overhead Door saver units through textual context as well as photos and videos of the use of the products.

•

Establishing marketing alliances with companies with worldwide marketing outlets.

We are currently seeking marketing alliances. At this time we have none in place. We anticipate that a full time sales representative would make sales

We anticipate that a full time sales person would generate revenues through sales of the Portable Tow Truck units to the (1) traditional, (2) retail and (3) OES channels. Traditional channels would include brand name distributors, retail channel would include brand name auto retail merchants. and the OES channel would consist primarily of vehicle manufacturers’ service departments at new vehicle dealerships. There is no assurance that we will be able to hire a sales person in the timeframe we have projected (sometime in 2012) at a cost of $3,000 a month, or that we might ever be in a financial position to hire a full time sales person and there is no assurance once hired that person would make any sales through the above mentioned channels.

•

Establishing distribution outlets globally through alliances with companies with those locations established, including capability to establish more outlets.

We are currently seeking larger distribution outlets that cater to trucking fleets, at this time we have none in place.

We project establishing such distribution outlets would be accomplished through the hiring of additional sales staff as outlined in the paragraph above entitled “Developing a marketing and sales force to successfully market and sell our products both domestically and globally”. We recognize that to hire a sales force will take additional capital which we have estimated as previously noted to be at least $3,000 per month.

We have projected to add one (1) sales person at some point in the fiscal year 2012 on a full time basis at a salary plus commission’s basis of $3,000 each per month, equating to a total of $36,000 annually. However this will require additional capital, which based on our current revenue stream, would have to come from raising additional capital. At this time there is no definitive plan in place to raise additional capital without which we would be unable to hire a full time sales person.

We anticipate that the full time sales person would not only generate revenues through sales of the Overhead Door Saver and the Portable Tow Truck units to trucking fleet markets; but also by establishing distribution outlets globally through alliances with companies with those locations established, including capability to establish more outlets. There is no assurance that we will be able to hire a sales person in the timeframe we have projected (sometime in 2012), or that we might ever be in a financial position to hire a full time sales person and there is no assurance once hired that person would make any sales or establish any additional distribution outlets.

•

Continuing to test and improve our products, including locating additional testing facilities.

UPS has been testing our Overhead Door Saver for the last year. We believe that if we can establish other trucking fleets that would test the unit we might increase our revenues. We are currently seeking additional trucking lines for testing purposes.

•

Adding new product lines.

Currently we are focused on selling our existing products. However it is our goal to add additional products that we might be able to sell to our existing customers and subsequently expand our markets. We are currently undercapitalized to add new products at this time and there is no assurance that we will be able to add products in the future, nor do we have any specific products in mind currently to add to our existing product line. There is no timeline for seeking new products because the variables in the market, the ability to locate funds, the need to develop a strong and consistent distribution network and public acceptance, just to name a few, are too many and diffuse to reasonably establish a timeline

Although this strategy is our plan for future growth, at this date we have no definitive arrangement with any other manufacturers for any other product lines. Nor do we have any other marketing alliances in place, nor do we have the capital available to fund any of the above mentioned plans. All of these steps will require additional capital.

Based on the assumption that we will be able to raise additional capital we have projected that we would need a minimum of $41,000 to reach the goals of our Business Strategy and an optimum of $166,000. To accomplish these goals the Company will need to raise additional capital. At this time there is no plan in place to raise additional capital nor is their any assurance that we will be able to raise additional capital.

Industry Overview

According to JD Power, there were a total of one billion light, medium and heavy duty vehicles registered worldwide in 2009. Approximately 259 million, or 25%, of these vehicles were registered in the United States. According to the AAIA, the overall size of the U.S. aftermarket was approximately $274 billion in 2009.

In general, aftermarket industry participants can be categorized into three major groups: (1) manufacturers of parts, (2) distributors of replacement parts (without manufacturing capabilities) and (3) installers, both professional and DIY customers. Distributors purchase products from manufacturers and sell them to wholesale or retail operations, which in turn sell them to installers.

The distribution business is comprised of the (1) traditional, (2) retail and (3) OES channels. Typically, professional installers purchase their products through the traditional channel, and DIY customers purchase products through the retail channel. ^5 The traditional channel includes well-known distributors of auto related parts. Through a network of distribution centers, these distributors sell primarily to owned or affiliated stores, which in turn supply professional installers. The retail channel includes well known retail merchants of auto related parts. The OES channel consists primarily of vehicle manufacturers’ service departments at new vehicle dealerships.

There are numerous tire traction aid devices on the market, most of which are designed to go around the tires and be used continuously while driving in weak traction areas such as snow, ice, mud and sand. These types of devices are designed to prevent a vehicle from getting stuck, and are not designed to get a vehicle unstuck. There are some traction mat devices similar to our Portable Tow Truck, but to our knowledge none that have our cleat design. The major sales of these devices occur during the winter and rainy seasons, with fewer sales during the dry months.

To our knowledge there are no similar devices to our Overhead Door Saver currently on the market. Some fleet owners have attempted to place a door stop on the overhead door track in the hopes of reducing door repairs, but these have proven to be of little effect. We believe that the Overhead Door Saver would reduce overhead door repairs.

Currently we are selling the Portable Tow Truck directly to two large fleet lines, UPS and FEDEX. Our goal is to sell through means mentioned above:  (1) traditional, (2) retail and (3) OES channels; in addition to the sales we are currently making. We recognize that we will need to raise additional capital to accomplish that goal. As of now we have no plan in place for raising additional capital.

Our Products and Technology

Portable Tow Truck

The Portable Tow Truck was developed and is owned by OTW Enterprises LLC. We have contracted with OTW Enterprises LLC for the marketing and distribution rights (See “Exhibit 10.1”). The Portable Tow Truck is made of rigid polypropylene. Each section (there are two sections, one for each rear tire) is 8 inches wide and 36 inches long, and weighs 2.5 pounds. They have two holes on the top portion to provide attachment to the vehicle, and are designed for easily handling and consume very little trunk space. They have been tested to perform at 40 degrees below zero, and are designed to last for a number of years, depending on how much they are used.

We have continued to have positive response from both FedEx and UPS regarding the Portable Tow Truck. We have no ongoing contract for the sale of the product to any Company, inclusive of FedEx and UPS yet both Companies combined make up 98% of our sales as they continue to return to purchase the Portable Tow Truck.

We believe that once we implement our business strategy as defined above we will be able to sell the product to additional large trucking fleets as well as automotive parts stores, and the larger retail outlets such as Wal-Mart, and Target. At this time we do not know how successful we might be at selling to other large trucking fleets or the retail markets.

Overhead Door Saver

The Overhead Door Saver was developed and is owned by OTW Enterprises LLC. We have contracted with OTW Enterprises LLC for the marketing and distribution rights (See “Exhibit 10.1”).The Overhead Door Saver is manufactured from various steel parts. The mounting piece (which is bolted to the track of the overhead door) is 3” steel flat bar which has three holes punched in it, and then is bent into a U shape. The rod which goes through the U support is made from hot-rolled ½” steel and has a 2”X2 ½” flat steel piece welded on one end. A 10” long engineered steel spring is placed over the rod and then inserted through the holes on the U support. A 2” long engineered steel spring is placed on the back end of the rod, with a bolt behind it welded to the rod. The assembled unit is then painted and baked (plated) to prevent rust and to assure a long-lasting product. Left-hand and right-hand units are produced, and both units are then bolted to the overhead door track, one on each side.

Competition

Portable Tow Truck

There are other devices on the market designed to either assist drivers to prevent their vehicles from getting stuck in snow, ice, mud or sand, or to assist in extracting the vehicles when they get stuck. The Portable Tow Truck is designed to assist in the latter category. The devices designed to prevent vehicles from getting stuck must be applied around the tires prior to traveling in weak traction areas. Devices designed to extract vehicles when stuck are not put around the tires, but instead are placed on the ground directly in front of the rear (driving) tires and pushed down against the tires. This is the category of traction-aid product in which we would be in competition, and not the former category.

Although we have a contract for the exclusive rights for sales of the Portable Tow Truck and the Overhead Door Saver, there currently is another Company with the website name www.theportabletowtruck.com that sells the Portable Tow Truck on a retail only basis. The Company is owned by the manufacturer of the Portable Tow Truck units that we currently sell for commercial use. They are not affiliated with our company and sell the Portable Tow Truck strictly on a retail basis though their Company website. A verbal agreement was reached between us and the Manufacturer of the products in 2007 whereby the Manufacturer could make retail sales but only through their web site www.theportabletowtruck.com. This agreement could affect our ability to penetrate the retail markets and it could confuse retail buyers that we may generate through our web site or any other means. This could affect our ability to generate revenues through the retail marketplace

Overhead Door Saver

It is management’s belief that the Overhead Door Saver would reduce repairs to overhead doors in trucking fleets. Management is unaware of a similar device on the market designed to reduce the repairs on overhead doors.

Competitive Advantages

The Portable Tow Truck has several competitive advantages over other similar traction-aid devices on the market. Some of the devices designed to extract stuck vehicles are flat and some have ridges to assist with traction. To our knowledge the  Portable Tow Truck is the only traction-aid product on the market with many small sharp cleats on the top and bottom that both grab the tire and also dig into and hold on to the ground surface. This is a major advantage in providing a firm grip to the tire as well as the ground surface. The front cleats face the opposite direction, which further aids on the initial connection to the tire. Also, in the opinion of management, the Portable Tow Truck is the only traction-aid product on the market with small holes in front to enable it to be connected to the vehicle so it can be dragged to an area that is safe to stop.

Customers

Portable Tow Truck

Currently, and continuously for the past seven years, we have had sales of the Portable Tow Truck to UPS, FedEx and other fleet owners. These sales have averaged over 5,000 units per year, and those sales are expected to continue. We plan to mass market our product to retail and wholesale outlets throughout the U.S. and Canada, as well as globally. With that we hope to have customers worldwide.

Because we are considered a small vendor to FedEx, our sales to the FedEx trucking fleet are made through Johnson Industries, Inc. in Norcross, Georgia. Sales to UPS are made directly to UPS.

Overhead Door Saver

Our Overhead Door Saver has been successfully tested at UPS centers for a number of years, and has proven to reduce overhead door repairs by as much as 75%. Negotiations are underway to have the Overhead Door Saver installed on their entire fleet of trucks with overhead doors. Once that sale is completed, we plan to begin an intensive marketing and sales campaign to other fleet owners with trucks with overhead doors in the U.S., Canada and countries globally. However at this time we do not have a contract with any entity for the sale of our Overhead Door Saver and we do not know whether the Overhead Door Saver will be successfully sold to UPS or other trucking fleets. To date we have sold approximately 100 units of the Overhead Door Saver, primarily for testing purposes.

Intellectual Property

We do not have patents on either the Portable Tow Truck or the Overhead Door Saver. We have applied for patents and have been denied patents for both products.

Government Regulations

To our knowledge there are no current government regulations concerning or affecting either of our products.

Research and Development

Portable Tow Truck

Our research and development activities have been in the creation and testing of various materials to use in the molds, as well as development of the molds themselves. Live tests we conducted using both cars and trucks in snow, ice, mud and sand conditions, and modifications to the materials and to the mold design were made. After numerous tests, the current product emerged.

If our markets expand we intend to search for a manufacturer that will be more cost effective whether it is on or offshore.

Overhead Door Saver

Our research and development activities with this product began by creating a design that could be applied to the rails of overhead doors, without causing any conflicts with the use of the doors, or with the use of the cargo space. We then tested various sizes of steel materials and configurations, and finally tested a number of steel spring sizes. After being unsuccessful in procuring ready-made springs that would perform properly, we had special steel springs engineered to meet our specifications. Those springs were tested on various trucks, and have performed perfectly since our first tests almost ten years ago. None of our Overhead Door Savers that have been in use of the UPS trucks have broken or malfunctioned in that time period.

Employees

Our President and Chief Executive Officer, David Funderburk, has worked with the company on a commission only basis, based on sales made. We have two sales people working with the Company who are not contracted by the Company nor are they employed by the Company. They are paid a commission only based on revenues received from sales made by them. We plan to hire additional employees and sales force on an as needed basis and as the Company’s growth expands in the areas of sales, administration and product assembly. As we further develop and market our products, we will need to hire additional employees.

Office and Facilities

Our executive offices are located at 502 N. Santa Fe Avenue, Ste. D, Vista, CA 92083. Our telephone number at that address is 760-732-5868, and our facsimile number is 760-301-0005. The manufacturing facilities are located in Maryville, TN, where we currently contract with independent laborers to produce, assemble and package our products.

Regulation

Our businesses could be regulated by governmental authorities in the jurisdictions in which we operate. Because of the possibility of international operations, we must comply with diverse and evolving regulations. Regulation relates to, among other things, management, licensing, foreign investment, use of confidential customer information and content. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental authorities could have adverse effects on us, including increased costs of compliance. Changes in the regulation of our operations or changes in interpretations of existing regulations by courts or regulators or our inability to comply with current or future regulations could adversely affect us by reducing our revenues, increasing our operating expenses and exposing us to significant liabilities. Our business involves risks of liability associated with automotive specialty products, which could adversely affect our business, financial condition or results of operations. As a developer and distributor of automotive specialty products, we may face potential liability for any of:

defamation;·
invasion of privacy;·
copyright infringement;·
actions for royalties and accountings;·
trademark misappropriation;·
trade secret misappropriation;·
breach of contract;·
negligence; and/or·
other claims based on the nature and content of the materials distributed.

These types of claims have been brought, sometimes successfully, against merchandisers, online services and other developers and distributors of automotive products. We could also be exposed to liability in connection with material available through our Internet sites.

Reports

As an issuer whose securities will be registered under section 15(d) of the Exchange Act, we will be required to file periodic reports with the SEC. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or 1- 202-942-8090. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Bankruptcy or Receivership or Similar Proceedings

NONE

Legal Proceedings

Neither the Company nor any of its officers, directors or beneficial shareholders (greater than 10%) are involved in any litigation or legal proceedings involving the business of the Company.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under the “Prospectus Summary,” “Risk Factors,” “Management Discussion and Analysis”, “Business Description” and elsewhere in this prospectus constitute forward-looking statements. The “safe harbor” for forward-looking statements does not apply to this offering since it is an initial public offering of our securities. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievement expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “intend”, “expects,” “plan,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table and subsequent discussion contains the complete and accurate information concerning our directors and executive officers, their ages, term served and all of our officers and their positions, who will serve in the same capacity with us upon completion of the offering.

Name	Age	Term Served	Title / Position(s)
David Funderburk	64	Since inception (December 8, 2004)	President/CEO, Secretary, Treasurer and Director

 There are no other persons nominated or chosen to become directors or executive officers nor do we have any employees other than above.

DAVID FUNDERBURK

David Funderburk, is the founder and  Director of Autovative Products, Inc.. Mr.  Funderburk has been the president and chief executive since its inception. Mr. Funderburk graduated from the University of San Diego with a Master’s Degree and began his business career analyzing and developing training programs for the U.S. Government. He then began building custom homes in San Diego County as a general contractor and owner of North County Domes, after which he became an independent real estate consultant and investor. Mr. Funderburk has served as a fiduciary and trustee for numerous trusts, and has served as an Officer of several non-public corporations. Since 1990 he has applied his study of contract and business law towards developing business strategies for clients. He is also a financial strategist and an independent business consultant as the Manager of Service International Limited Liability Company.

 Our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors. Directors receive no compensation for serving on the board of directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are appointed by the board of directors and serve at the discretion of the board.

No officer, director, or persons nominated for such positions and no promoters or significant employee of AUTOVATIVE PRODUCTS, INC. has been involved in legal proceedings that would be material to an evaluation of officers and directors.

Executive Compensation

         Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	Commissions ($)	Totals ($)

David Funderburk, CEO, and Chairman of the Board of Directors	2004	$0	0	7,200,000 Shares @ .001 per share	0	0	0	0	$7,200.00
David Funderburk, CEO, and Chairman of the Board of Directors	2008							$27,687	$27,687

David Funderburk, CEO, and Chairman of the Board of Directors	2009	$17,036	$17,036
David Funderburk, CEO, and Chairman of the Board of Directors	2010	$14,401	$14,401

Option Grants Table. There were no individual grants of stock options to purchase our common stock made to the executive officer named in the Summary Compensation Table through December 31, 2010.

Compensation of Officers and Directors

We have not paid any salaries since the inception of the Company. We do not anticipate beginning to pay salaries until we have adequate funds to do so. There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officer and director.

David Funderburk has received compensation in the way of commissions on sales to date. In the last three fiscal years he has received commissions totaling $59,124.00. He has also been compensated by the issuance of 7,200,000 shares of the Company’s stock in 2005.

Employment Agreements

We currently do not have any employment agreements in place with our officers or significant employees.

Indemnification of Directors and Officers

Except as permitted by the Nevada Revised Statutes, the Company’s Articles of Incorporation do not provide for any additional or different indemnification procedures. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims of indemnification. The Company has not obtained director’s and officer’s liability insurance, although the board of directors of the Company may determine to investigate and, possibly, acquire such insurance in the future.

Employment Agreements

We have not entered into any employment agreements with any of our employees, and employment arrangements are all subject at the discretion of our sole director, David Funderburk.

Conflict of Interest - Management’s Fiduciary Duties

Our directors and officers may become, in their individual capacity, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses.

LEGAL PROCEEDINGS

We may from time to time be involved in routine legal matters incidental to our business; however, at this point in time we are currently not involved in any litigation, nor are we aware of any threatened or impending litigation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth, as of December 31, 2010, certain information with respect to the beneficial ownership of the common stock of our Company by each person who we know to be beneficial owner of more than 5% of any class or series of our capital stock, each of the directors and executive officers individually, and all directors and executive officers as a group. Unless otherwise indicated, each person named in this table has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	David Funderburk – CEO and Operating Manager	7,200,000	84%

Transfer Agent

We have engaged Island Stock transfer to act as our stock registrar and transfer agent. Its address and telephone number is 100 Second Avenue S. Suite 705S, St. Petersburg, Fl 33701 Phone: (727) 289-0010 Fax: (727) 289-0069. Up until engaging our transfer agent, we have acted as our own transfer agent and registrar.

RELATED PARTY TRANSACTIONS

All transactions that are reportable pursuant to Item 404(d)(1) are disclosed in this section.

Since inception, the following transactions were entered into:

The Company’s principal shareholder provides office space to the Company, on a month to month basis. The office space is not of material value to the Company and shall be available to the Company until such time as it needs and establishes its permanent office.

The Company has established its web site at: www.autovativeproducts.com.

The Company has completed a Private Placement of 223,000 of its common shares to 14 individual shareholders, at a price of $.10 per share, which provided $22,300 in cash to the Company as of December 31, 2010.

All current shareholders acquired their shares with the intent to hold the shares for investment purposes and not with a view to further resale or distribution, except as permitted under exemptions from registration requirements under applicable securities laws. That means that they may not sell such securities unless they are either registered with the sec and comparable agencies in the states or other jurisdictions where the purchasers reside, or are exempted from registration. The most widely used exemption from registration requirements is provided by sec Rule 144, which requires a six month holding period prior to resale, and limits the quantities of securities that can be sold during any 90 day periods.

The certificate has been issued with a restrictive legend required with respect to issuance of securities pursuant to exemptions from registration requirements under the Securities Act and the recipient acknowledged his understanding that the shares are restricted from resale unless they were either registered under the Securities Act and comparable state laws, or the transaction was effected in compliance with available exemptions from such registration requirements.

It is contemplated that we may enter into certain transactions with our sole director, David Funderburk, or affiliates which may involve conflicts of interest in that they will not be arms’ length transactions. We presently have no permanent office facilities but for the time being we will use as our business address the offices of Mr.  Funderburk the operating manager, on a rent free basis, until such time as our business operations may require more extensive facilities and we believe it an appropriate time to rent commercial office space. There is presently no formal written agreement for the use of such facilities, and no assurance that such facilities will be available to us on such a basis for any specific length of time.

All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of any independent, disinterested directors.

There are currently no related party transactions between Funderburk and the Company other than those disclosed herein. Further, the Company has not had any preliminary contact or discussions with Funderburk or affiliates and there are no present plans, proposals, arrangements or understandings with these companies to enter into any future transactions.

DISCLOSURE OF PAYMENT OF SERVICES WITH SHARES OF COMMON STOCK

The following were compensated with common stock issued at the par value of $.001 per share of the Company for services rendered; specifically bookkeeping and administrative services and marketing services:

Hannah Grabowski	375,000
Brianna Stoecklein	400,000
Lannelle Cannon	150,000
Wayne Berian	150,000
Annette Mason	50,000
Stan Windhorn	500
Hans Johns	500
A. Healey Mendicino	500
Casey Johns	500
Samantha Johns	500
Chad Langner	500
David Moriyama	500
William Castleberry	500
Steve Lynch	2,977
Alan Austin	3,000
Kyle Grabowski	3,000

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our certificate of incorporation contains provisions permitted under General Corporation Laws of Nevada relating to the liability of directors. The provisions eliminate a director’s liability to stockholders for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, including the breach of a director’s duty of loyalty or acts or omissions, which involve intentional misconduct, or a knowing violation of law. Our certificate of incorporation also contains provisions obligating us to indemnify our directors and officers to the fullest extent permitted by General Corporation Laws of Nevada. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

We are subject to the State of General Corporation Laws of Nevada. In general, the statute prohibits a publicly held Nevada corporation from engaging in a business combination with a person who is an interested stockholder for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates, owns, or, within three years prior to the proposed business combination, did own 15% or more of our voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts and accordingly, may discourage attempts to acquire us.

As permitted by Nevada law, we intend to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to exceptions. In addition, our bylaws provide that we are required to indemnify our officers and directors, employees and agents under circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we would be required to advance expenses to our officers and directors as incurred in proceedings against them for which they may be indemnified. The bylaws provide that we, among other things, will indemnify officers and directors, employees and agents against liabilities that may arise by reason of their status or service as directors, officers, or employees, other than liabilities arising from willful misconduct, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, we are not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of ours in which indemnification would be required or permitted. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We have agreed to the fullest extent permitted by applicable law, to indemnify all our officers and directors.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

AUTOVATIVE PRODUCTS, INC. is not a reporting issuer under the Securities Exchange Act of 1934. As a result of this offering, we will become subject to the informational requirements of the 1934 Act for a period of at least one fiscal year.

FINRA requires that all issuers maintaining quotations of their securities on the OTC Bulletin Board file periodic reports under the 1934 Act. In order to maintain such a quotation, we will have to register our securities under the 1934 Act on form 8-A or form 10.

We may cease filing periodic reports with the Securities and Exchange Commission if:

•

WE HAVE LESS THAN 300 STOCKHOLDERS OF RECORD; OR

•

WE HAVE LESS THAN 500, BUT MORE THAN 300, STOCKHOLDERS OF RECORD, AND OUR TOTAL ASSETS DID NOT EXCEED $10 MILLION ON THE LAST DAY OF EACH OF OUR THREE MOST RECENT FISCAL YEARS

Because of the requirement that we file periodic reports in order to have our common stock quoted on the OTC Bulletin Board, we do not intend to suspend our reporting obligations in the foreseeable future.

The public may read and copy any materials that we file with the Commission at the Commission’s Public Reference Room at 100 F St,, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov.

We intend to furnish to our stockholders annual reports containing financial statements audited and reported upon by our independent accounting firm, and such other periodic reports as we may determine to be appropriate or as may be required by law.

AUDITED FINANCIAL STATEMENTS

AUTOVATIVE PRODUCTS, INC.

TABLE OF CONTENTS

December 31, 2010(Audited)

And September 30, 2011(Unaudited)

Report of Registered Independent Accounting Firm	F-1-2
Financial Statements
Balance Sheet as of December 31, 2009 and December 31, 2010	F-3
Statement of Operations for the Years Ended December 31, 2008, 2009 and 2010	F-4
Statement of Stockholders’ Equity as of December 31, 2010	F-5
Statement of Cash Flows for the Years Ended December 31, 2008, 2009 and 2010	F-6
Interim Financial Statements (Unaudited)
Balance Sheet as of September 30, 2011 and December 31, 2010	F-7
Statement of Operations for the 3 Month and 6 Month Periods Ending September 30, 2011 and 2010	F-8
Statement of Cash Flows for the 6 Month Periods Ending September 30, 2011 and September 30, 2010	F-9
Notes to the Financial Statements	F-10 to F-15

MALCOLM L. POLLARD, Inc.

                                                        4845 W. LAKE ROAD, # 119

                    ERIE, PA 16505

 (814)838-8258

                              FAX (814) 838-8452

Report of Independent Registered Public Accounting Firm

Board of Directors

Autovative Products, Inc.

We have audited the accompanying  balance sheets of Autovative Products, Inc as of December 31, 2010 and December 31, 2009, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The Company has not generated significant revenues or profits to date. This factor, among others, raises substantial doubt about its ability to continue as a going concern.  The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December  31, 2010 and December 31, 2009 and  the results of its operations, changes in shareholders’ equity,  and its cash flows for the years then  ended in conformity with U.S. generally accepted accounting standards.

Malcolm L. Pollard, Inc.

Erie, Pennsylvania

March 31, 2011

 MALCOLM L. POLLARD, Inc.

                                                        4845 W. LAKE ROAD, # 119

                    ERIE, PA 16505

 (814)838-8258

                              FAX (814838-8452

Report of Independent Registered Public Accounting Firm

Board of Directors

Autovative Products, Inc.

Vista, California 92083

We have audited the accompanying balance sheets of Autovative Products, Inc. as of December 31, 2009 and December 31, 2008 and the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion

The Company has not generated significant revenues or profits to date. This factor, among others, raises substantial doubt about its ability to continue as a going concern.  The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009  and December 31, 2008, the results of its operations, changes in shareholders’ equity, and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting standards.

Malcolm L. Pollard, Inc.

Erie, Pennsylvania

June 3, 2011

AUTOVATIVE PRODUCTS, INC

BALANCE SHEET (Audited)

For the Year Ended December 31, 2010 and the Year Ended December 31, 2009

	December 31, 2010	December 31, 2009

Assets

Current Assets
Cash	$1,042	$15,618
Accounts Receivable	420	0
Total Current Assets	1,462	15,618

Fixed Assets
Equipment	70,000	70,000
Furniture & Computer Equip.	30,000	30,000
Accumulated Depreciation	(43,498)	(35,212)
Total Fixed Assets	57,502	64,788

Total Assets	57,964	80,403

Liabilities And Equity

Current Liabilities
Accrued income tax payable	0	0
Total Current Liabilities	0	0

Total Liabilities	0	0

Stockholders Equity

Common Stock $.001 Par Value 25,000,000 Shares Authorized 8,585,977shares issued and outstanding	8,586	8,338

Paid in Capital	22,303	0
Accumulated (Deficit) Earnings	24,823	72,068
Total Stockholders Equity	57,964	80,403

Total Liabilities And
Stockholders Equity	$57,964	$80,406

See accompanying summary of accounting policies and notes to consolidated financial statements

AUTOVATIVE PRODUCTS, INC

STATEMENT OF OPERATIONS (Audited)

For the Year Ended December 31, 2010, Year Ended December 31, 2009 and Year Ended December 31, 2008

	December 31, 2010	December 31, 2009	December 31, 2008
Revenue

Sales	$88,143	$120,561	185,455

Total Income	88,143	120,561	185,455

Ordinary Income\Expenses
Depreciation	8,286	8,286	8,286
Commissions	94,724	100,147	157,442
Advertising and Marketing	26,310	0	18,250
General & Admin	3,068	13,692	15,880
Professional Fees	3,000	0

Total Expenses	135,388	122,125	199,858

Net Income Before Provision for Income Taxes	(47,245)	(1,565)	(14,403)

Other Income/Expense
	0	-
Total Other Income	0

Provision for Income Taxes	0	0

Net Income	$(47,245)	$(1,565)	(14,403)

Net Earnings (Loss) Per Share	$(.006)	$(.0002)	(.002)

Shares Outstanding	8,461,977	8,337,977	8,337,977

See accompanying summary of accounting policies and notes to consolidated financial statements

AUTOVATIVE PRODUCTS, INC

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Audited)

For the Year Ended December 31, 2010

	Common Stock
	Number of		Additional	Accumulated	Total
	Shares	Amount	Paid in Capital	Deficit	Equity

Net Income (Deficit) Year Ended December 31, 2008				(14,403)	(14,403)

Balance December 31, 2008	8,337,977	8,338		73,633	81,971

Net income for the period ended December 31, 2009				(1,565)	(1,565)

Balance, December 31, 2009	8,337,977	8,338		72,068	80,406

Issuance of common stock, private placement, July 2010	223,000	223	22,080		22,303

Issuance of common stock for Advertising services, November 24, 2010	25,000	25	2,475		2,500

Net income for the period ended December 31, 2010				(47,245)	(47,245)

Balance, December 31, 2010	8,585,977	8,586	24,555	24,823	57,964

 See accompanying summary of accounting policies and notes to consolidated financial statements

AUTOVATIVE PRODUCTS, INC

STATEMENT OF CASH FLOW

(Audited)

For the Year Ended December 31, 2010, Year Ended December 31, 2009 and Year Ended December 31, 2008

	December 31, 2010	December 31, 2009	December 31, 2008

Net Income	$(47,245)	$(1,565)	$(14,403)

Adjustments to Reconcile Net Income (Loss) To Net Cash Used in Operating Activities:
From Operations
Depreciation	8,286	8,286	8,286
Stock Issued for Services	2,500
Accounts Receivable	(420)	0	0

Net Cash Provide by Operating Activities	(36,879)	6,721	(6,117)

Investing Activities

Net Cash Provided by Investing Activity

Cash Flow from Financing Activities
Capital Stock	24,803

Net Cash Provided by Financing Activities	22,300	0	0

Increase (decrease) in Cash	(14,575)	6,721	(6,117)

Cash at Beginning	15,618	8,897	15,014

Cash at End	$1,042	$15,618	$8,897

See accompanying summary of accounting policies and notes to consolidated financial statements

*For the Year End 2008, 2009 and 2010, there were no payments for interest or taxes.

AUTOVATIVE PRODUCTS, INC

BALANCE SHEET

For the Periods Ending

	September 30, 2011 (Unaudited)	December 31, 2010

Assets

Current Assets
Cash	$11,980	$1,042
Accounts Receivable	-	420
Total Current Assets	11,980	1,462

Fixed Assets
Equipment	70,000	70,000
Furniture & Computer Equip.	30,000	30,000
Accumulated Depreciation	(50,283)	(43,498)
Total Fixed Assets	49,717	57,502

Total Assets	62,263	57,964

Liabilities And Equity

Current Liabilities
Accrued income tax payable	0	0
Total Current Liabilities	0	0

Total Liabilities	0	0

Stockholders Equity

Common Stock $.001 Par Value 25,000,000 Shares Authorized 8,585,977shares issued and outstanding	8,586	8,586

Paid in Capital	22,303	22,303
Accumulated (Deficit) Earnings	31,374	24,823
Total Stockholders Equity	62,263	57,964

Total Liabilities And
Stockholders Equity	$62,263	$57,964

See accompanying summary of accounting policies and notes to consolidated financial statements

AUTOVATIVE PRODUCTS, INC

STATEMENT OF OPERATIONS

For The Three Months Ended

For The Nine Months Ended

	September 30, 2011 (Unaudited)	September 30, 2010	September 30, 2011 (Unaudited)	September 30, 2010
Revenue

Sales	$12,780	$7,831	$92,167	$72,500

Total Income	12,780	7,831	91,747	72,500

Ordinary Income\Expenses
Depreciation	2,072	2,072	6,216	6,216
Commissions	1,116	2,378	50,323	80,929
Advertising and Marketing	7,250	11,800	19,700	14,800
General & Admin	1,250	2,015	4,214	7,061
Professional Fees	1,000	0	6,995

Total Expenses	12,688	18,265	87,448	109,006

Net Income Before Provision for Income Taxes	92	(10,434)	4,719	(36,506)

Other Income/Expense
	-	-	-	-
Total Other Income	-	-	-	-

Provision for Income Taxes	-	-	-	-

Net Income	$92	$(10,434)	$4,719	$(36,506)

Net Earnings (Loss) Per Share	$.00001	$(.001)	$.0005	$(.004)

Shares Outstanding	8,585,977	8,417,977	8,585,977	8,417,977

See accompanying summary of accounting policies and notes to consolidated financial statements

AUTOVATIVE PRODUCTS, INC

STATEMENT OF CASH FLOW

For the Nine Month Period Ending September 30, 2011 and September 30, 2010

	Sept 30, 2011 (Unaudited)	Sept 30, 2010

Net Income	$4,719	$(36,506)

Adjustments to Reconcile Net Income (Loss) To Net Cash Used in Operating Activities:
From Operations
Depreciation	6,216	6,216
Stock Issued for Services
Accounts Receivable		0

Net Cash Provide by Operating Activities	10,935	(30,290)

Investing Activities

Net Cash Provided by Investing Activity

Cash Flow from Financing Activities
Capital Stock	-	22,306

Net Cash Provided by Financing Activities	-	0

Increase (decrease) in Cash	10,935	(7,984)

Cash at Beginning	1,045	15,618

Cash at End	$11,980	$7,634

See accompanying summary of accounting policies and notes to consolidated financial statements

F-9

AUTOVATIVE PRODUCTS INC.

NOTES TO THE FINANCIAL STATEMENTS

For the Year Ended December 31, 2010 and the Year Ended December 31, 2009

And The Statement of Operations and Cash Flow for the Year ended December 31, 2008

(Audited)

and

For the Nine Month periods Ending September 30, 2011 and September 30 2010

(Unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

BUSINESS AND BASIS OF PRESENTATION

Autovative Products Inc. ("Company" or "Autovative Products") was formed on December 8, 2004 under the laws of the State of Nevada.

Autovative Products is a Specialty distribution Company of Fleet truck products. Currently the Company has exclusive distribution rights with both Federal Express (FedEx) and United Postal Service (UPS) for its Portable Tow Truck. The Company is currently in the process of marketing its Overhead Door Saver to both FedEx and UPS.

LIQUIDITY

As shown in the accompanying financial statements, the Company incurred a net loss of $ (47,245) for the year ended December 31, 2010 and a net loss of $(1,565) for the year ended December 31, 2009 and a net loss of $(14,403) for the year ended December 31, 2008. At the year ended December 31, 2010 the Company's current assets were $1,462 and the total assets were $57,964 and its liabilities were $0. The Company’s assets exceeded its liabilities by $57,964. At the year ended December 31, 2009 the Company's current assets were $15,618 and the total assets were $80,403 and its liabilities were $0. The Company’s assets exceeded its liabilities by $80,403. At the nine months ended September 30, 2011 the Company's current assets were $11,980 and the total assets were $62,263 and its liabilities were $0. The Company’s assets exceeded its liabilities by $62,263. (See Note B).

ESTIMATES

The preparation of the financial statement in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognizes revenue when earned in accordance with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101").

On December 17, 2003, the SEC staff released Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. The staff updated and revised the existing revenue recognition in Topic 13, Revenue Recognition, to make its interpretive guidance consistent with current accounting guidance, principally EITF Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables." Also, SAB 104 incorporates portions of the Revenue Recognition in Financial Statements - Frequently Asked Questions and Answers document that the SEC staff considered relevant and rescinds the remainder. The company's revenue recognition policies are consistent with this guidance; therefore, this guidance will not have an immediate impact on the company's consolidated financial statements.

CASH EQUIVALENTS

The Company considers cash on hand, deposits in banks, and short-term investments purchased with an original maturity date of three months or less to be cash and cash equivalents. The carrying amounts reflected in the balance sheets for cash and cash equivalents approximate the fair values due to short maturities of these instruments.

INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 (SFAS 109) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using straight-line methods over the estimated useful lives of the assets, principally three to five years, or the term of the lease, if shorter, for leasehold improvements.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company uses an estimate of undiscounted future net cash flows of the assets over the remaining useful lives in determining whether the carrying value of the assets is recoverable. If the carrying values of the assets exceed the expected future cash flows of the assets, the Company recognizes an impairment loss equal to the difference between the carrying values of the assets and their estimated fair values. Impairment of long-lived assets is assessed at the lowest levels for which there are identifiable cash flows that are independent from other groups of assets. The evaluation of long-lived assets requires the Company to use estimates of future cash flows. However, actual cash flows may differ from the estimated future cash flows used in these impairment tests. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell. The company performed such an impairment review and determined that the future benefits from long-lived assets exceeded their carrying so that no write down of carrying value was necessary. The company will re-evaluate the impairment of long lived assets at the end of the current fiscal year.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented.

SEGMENT INFORMATION

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company's principal operating segment.

EARNINGS PER SHARE

The Company has adopted Statement of Financial Accounting Standard No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings per share have been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants have been excluded as common stock equivalents in the diluted earnings per share because they are either anti-dilutive, or their effect is not material.

STOCK BASED COMPENSATION

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations, in accounting for its stock option plans. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation", established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No.123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123 which are included in Note 17. The Company has also adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2009 and for the subsequent periods.

 CONCENTRATIONS OF CREDIT RISK

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. The allowance for doubtful accounts was $0 as of December 31, 2010.

ADVERTISING

The Company follows a policy of charging the costs of advertising to expenses incurred. The Company incurred advertising expenses totaling $44,560 during the respective years ended December 31, 2010, December 31, 2009and December 31, 2008.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2009, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Codification Topic No. 855, Subsequent Events. This guidance establishes general standards of accounting for and, disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It sets forth (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The guidance is effective for interim or annual financial periods ending after June 15, 2009 and was adopted with no material effect on the Company's statement of financial condition or results of operations.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162" (“SFAS 168").  Under SFAS 168, the FASB Accounting Standards Codification (Codification) will become the sole source of authoritative U.S. GAAP to be applied by non-governmental entities.  SFAS 168 is effective for the financial statements issued for interim and annual periods ending after September 15, 2009.  The adoption will have no material impact on the Company’s financial statements but will require that interim and annual filings include references to the Codification.

In June 2009, the FASB issued Accounting Standards Codification Topic No. 105-10, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles ("ASC 105-10"). This guidance establishes the FASB Accounting Standards Codification (the "Codification") as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP.  Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the basis for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

In October 2009, the FASB issued Accounting Standards Codification Topic No. 605, Multiple-Deliverable Revenue Arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable and expands the disclosures required for multiple-deliverable revenue arrangements. This guidance is effective for revenue arrangements that are entered into or are materially modified in fiscal years beginning on or after June 15, 2010, with early adoption permitted. The Company is currently evaluating the impact of adopting this guidance on its results of operations and financial position.

NOTE B - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2010 consists of the following:

Property and Equipment
Computers and furniture	30,000
Equipment	70,000
Property and Equipment	$ 100,000
Accumulated depreciation	(43,498)
Property and Equipment less depreciation	$ 56,502

Property and equipment at nine months Ending September 30, 2011 consists of the following: Property and Equipment
Computers and furniture	30,000
Equipment	70,000
Property and Equipment	$ 100,000
Accumulated depreciation	(50,283)
Property and Equipment less depreciation	49,717

NOTE C - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

The Company had a net loss for both the year ended December 31, 2010 and December 31, 2009.

NOTE D - EARNINGS PER SHARE

Basic earnings per share is calculated using the weighted average number of common shares outstanding during each year.  Diluted earnings per share include the net number of shares that would be issued upon the exercise of stock options using the treasury stock method.  Options are not considered in loss years as they would be anti-dilutive.  There are no shares with a dilutive impact for the year ended December 31, 2010.

NOTE E - CAPITAL STOCK

CONVERTIBLE PREFERRED STOCK

The Company currently has not authorized any class of Preferred stock.

COMMON STOCK

The Company is authorized to issue 25,000,000 shares of common stock, par value .001 per share. The company has 8,585,977 shares issued at the twelve months ended December 31, 2010. At the twelve months ended December 31, 2008 and December 31, 2009 there were 8,337,977 shares of common stock issued and outstanding. At the year ended December 31, 2010 there were 8,585,977 shares of common stock issued and outstanding.

On July 10, 2008 the Company issued 1,125,000 shares of restricted 144 stock for services rendered to the Company for marketing, administrative and bookkeeping related services.

From March 15, 2010 to July 30, 2010 the Company issued 223,000 shares at a price of $.10 per share through a Reg D 506 Private Offering.

On December 29, 2010 the Company issued 25,000 shares of restricted 144 common stock per a contract with Direct Media Enterprises which were dividend to the shareholders of Direct Media Enterprises for media advertising via Direct Media Enterprise’s kiosk technology. The stock was issued for initial video production services at a price of $.10 per share (services valued at $2,500.00).

NOTE F - COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

The Company does not lease any office space; it uses space provided by its Chief Executive Officer.

EMPLOYMENT AND CONSULTING AGREEMENTS

On December 29, 2004 the Company entered into an agreement with its Chief Executive Officer, David Funderburk, where he was compensated for services rendered by the issuance of 200,000 shares of the Company’s common stock on February 23, 2005 at the par value of $.001.

On February 24, 2005 the Company entered into an agreement with its Chief Executive Officer, David Funderburk, where he was compensated for services rendered by the issuance of 7,000,000 shares of the Company’s common stock on February 23, 2005 at the par value of $.001.

PURCHASE AGREEMENTS

On June 11, 2005 the Company entered into a Marketing/Sales Contract with OTW Enterprises LLC. OTW Enterprises LLC is the manufacturer of the Portable Tow Truck and the Overhead Door Saver. The contract entitles the Company to exclusive marketing rights within the USA and Europe for the Portable Tow Truck and the Overhead Door Saver. The Company began marketing the products to UPS and Federal Express on January 15, 2005. This agreement was verbally amended in 2007 where we agreed to allow the Manufacturer of the Product to sell the Portable Tow Truck through its website to the retail markets.

 NOTE G - LITIGATION

In the ordinary course of business, we may be involved in legal proceedings from time to time. Although occasional adverse decisions or settlements may occur, we believe that the final disposition of such matters will not have material adverse effect on its financial position, results of operations or liquidity. We will seek to minimize disputes with our customers but recognize the inevitability of legal action in today's business environment as an unfortunate price of conducting business.

At this time there is no past or pending litigation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

We were incorporated in Nevada on December 8, 2004 and we have elected, for the purpose of filing our Registration Statement with the SEC and preparing our audit, December 31, 2010 as our fiscal year end.

We were formed to develop businesses, assets and opportunities, some acquired and contributed from third parties and our founding shareholders, in the trucking/automobile special parts production and distribution industry and some related fields. We have been, initially, capitalized through the acquisition of Assets from our founding shareholder, outside producers, cash flows from the distribution of products and the proceeds from a Private Placement offering.

In the previous (3) years (2008-2010) of operation we had Gross revenues of $394,159, derived primarily from the distribution of the Portable Tow Truck units, and total Operating Expenses of $248,668. Net Losses for the three year period were ($63,213). It is the intention of the Company to continue to develop and distribute its products, however, there is no assurance the Company will continue to generate Net Income over the long term.

As of December 31, 2010 the Company had $1,042 of cash on hand, Total Assets of $57,964 and Total Current Liabilities of 0. The Company believes that it has sufficient capital to operate over the next twelve (12) months.

Significant Accounting Policies and Estimates

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements which have been prepared in accordance with accounting principals generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates and judgments on historical experiences and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Revenue consists of products sold. We recognize revenue when products are sold.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Results of Operations

FOR THE YEARS ENDING DECEMBER 31, 2008, 2009 AND 2010 AND NINE MONTHS ENDED SEPTEMBER 30, 2011.

For the previous (3) years (2008-2010) of operation we had Gross revenues of $394,159, derived primarily from the distribution of the Portable Tow Truck units, and total Operating Expenses of $248,668. Net

Losses were ($63,213). In 2008 we had Gross revenues of $185,455, derived primarily from the distribution of the Portable Tow Truck units, and total Operating Expenses of $199,858. Net Losses were ($14,403). In 2009 we had Gross revenues of $120,561, derived primarily from the distribution of the Portable Tow Truck units, and total Operating Expenses of $122,125. Net Losses were ($1,565). In 2010 we had Gross revenues of $88,143, derived primarily from the distribution of the Portable Tow Truck units, and total Operating Expenses of $135,388. Net Losses were ($47,245). At the nine months ended September 30, 2011 we had Gross revenues of $92,167, derived primarily from the distribution of the Portable Tow Truck units, and total Operating Expenses of $87,448. Net Income was $4,719. It is the intention of the Company to continue to develop and distribute its products; however, there is no assurance the Company will be able to generate Net Income over the long term.

Our revenues decreased 35% from $185,455 in 2008 to $120,561 in 2009 and 27% from $120,561 in 2009 to $88,143 in 2010; a decrease in revenues of 53% in the three fiscal year period. The revenue drop is attributed to the fact that when the Company initially sold its Portable Tow Truck units to FEDEX and UPS a larger number were purchased initially as the products were new to both FEDEX and UPS and by the fiscal year end 2010 most of the fleet trucks that required the Portable Tow Truck units had already purchased them; a saturation level within the fleets using the products had occurred. In 2010 new orders from both UPS and FEDEX were typically from new trucks or drivers placed online with their respective fleets or from drivers who needed to replace the units due to loss or wear.

At the nine month period ending September 30, 2011 our revenues were $92,167 as opposed to the revenues from the nine month period ending September 30, 2010 which were $72,500. An increase of 21%.

Our operating expenses decreased from $199,858 in 2008 to $122,125 in 2009 (a 39% decrease over the previous year) and $135,388 in 2010 (an increase of 11% over the previous year). The drop in expenses correlates to the drop in revenues noted above. In 2010 the expenses were increased by 11% over the previous year primarily due to an effort to market the Overhead Door Saver to the trucking fleets of FEDEX and UPS along with added expenses in terms of marketing the Portable Tow Truck. Our advertising and marketing expenses were $26,310 in 2010 as compared to 0 in 2009.

At the nine month period ending September 30, 2011 our expenses were $87,448 as opposed to the expenses from the nine month period ending September 30, 2010 which were $109,006. A decrease of 20% for the same period.

We attribute the increase in revenues and decrease in expenses in the nine months ended September 30, 2011 to the additional money we have spent on advertising in the last nine months which was $19,700.

Liquidity and Capital Resources

As of the period ending December 31, 2010 the Company had cash on hand of $1,042, total Current Assets of $1,462, total Assets of $57,964, total Current Liabilities of $0 and total Stockholder’s Equity of $57,964. The Company’s cash was generated from revenue from its sales of its Portable Tow Truck units, and proceeds from a Private Placement of its shares. The Company believes it has sufficient cash resources available to fund its primary operation for the next four (4) months based on current cash.

As noted above in the Results of Operations, our revenues at year end December 31, 2010 had decreased by 53% in the last three years; attributed to a saturation of the sales of the Portable Tow Truck Units in the FEDEX and UPS trucking fleets. It is likely that sales revenues will continue to either remain at the same level at fiscal year end 2011 or decrease, again due to the saturation level of sales of the units within the two trucking fleets; unless the Company increases sales revenues through additional markets outside of the sales of the Portable Tow Truck units to only FEDEX and UPS.

We spent more money on advertising and marketing in the nine months ended September 30, 2011 as noted above; as a result we have seen an increase in sales revenues also as noted above. We are currently attempting to attract additional trucking fleets to use our Portable Tow Truck units as well as our Overhead Door Saver.

We believe that in order for the Company’s sales revenues to increase it is paramount that the Company engages in sales agreements with additional trucking fleets for both its Portable Tow Truck units and its Overhead Door Saver units. We have engaged additional sales people on a commission only basis in Idaho, Southern California and Arizona to direct sales towards larger trucking fleets like FEDEX and UPS. We believe that the last quarter of 2011 into the first quarter of 2012 should show positive results due to the increased sales effort. However there is no assurance that any additional sale will be made. Further there is no assurance that our sales revenues will not continue to decrease over the revenues of fiscal year end 2011.

The Company has no, current, off balance sheet arrangements and does not anticipate entering into any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition. The Company has no agreements in place with its shareholders, officer and director or with any third parties to fund operations beyond the end of the Company’s 2010-2011 fiscal years. The Company has not negotiated nor has available to it any other third party sources of liquidity.

Controls and Procedures

As required by SEC rules, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures at the end of our fiscal year. This evaluation was carried out under the supervision and with the participation of our principal manager who is both our Chief Executive Officer and our Chief Financial Officer... Based upon this evaluation we have concluded that the design and operation of our disclosure controls and procedures are effective.

1,385,977 shares

AUTOVATIVE PRODUCTS, INC

Common stock

Prospectus

JUNE 28, 2011

AUTOVATIVE PRODUCTS, INC

502 N. Santa Fe Avenue, Ste. D

Vista, CA 92083

www.AutovativeProducts.com

760-732-5868

Until ___________________________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers.

          The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the issuer are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

                    Section 145 of the Nevada General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

The Company’s Certificate of Incorporation provides that it will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Nevada General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

          The Nevada General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•   any breach of the director’s duty of loyalty to the corporation or its stockholders;

•   acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•   payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•   any transaction from which the director derived an improper personal benefit.

The Company’s Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our directors will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this provision will be prospective only and will not adversely affect any limitation, right or protection of a director of our company existing at the time of such repeal or modification.

Item 25.    Other Expenses of Issuance and Distribution*

The following table sets forth all estimated costs and expenses, other than underwriting discounts, commissions and expense allowances, payable by the issuer in connection with the maximum offering for the securities included in this registration statement:

Amount
SEC registration fee	$100.00
Printing and shipping expenses	100.00
Legal fees and expenses	2,000.00
Accounting fees and expenses	12,000.00
Transfer agent and misc. expenses	2,500.00

Total	$16,700.00

*All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.  Recent Sales of Unregistered Securities

The Company is authorized to issue 25,000,000 shares of common stock, par value .001 per share. At the twelve months ended December 31, 2010 there were 8,585,977 shares of common stock issued and outstanding.

The Company is authorized to issue 25,000,000 shares of common stock, par value .001 per share. The company has 8,585,977 shares issued at the twelve months ended December 31, 2010. At the twelve months ended December 31, 2008 and December 31, 2009 there were 8,337,977 shares of common stock issued and outstanding. At the year ended December 31, 2010 there were 8,585,977 shares of common stock issued and outstanding.

On July 10, 2008 the Company issued 1,125,000 shares of common stock at par value ($.001) with an aggregate value of $1,125.00 for services rendered to the Company for marketing and bookkeeping related services.

From March 15, 2010 to July 30, 2010 the Company issued 223,000 shares at a price of $.10 per share ($22,300.00) through a Reg D 506 Private Offering.

On December 29, 2010 the Company issued 25,000 shares of common stock per a contract with Direct Media Enterprises, which were valued at $.10 per share for an aggregate value of $2,500.00, which were dividend to the shareholders of Direct Media Enterprises for advertising and marketing services.

These shares were issued in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

As of December 31, 2010 we sold 223,000 shares of common stock to 14 investors, at a price per share of $0.10 per share for net proceeds of $22,300. The following sets forth the identity of the class of persons to whom we sold these shares and the amount of shares for each shareholder:

Shareholder	Shares
Janice Douglas	15,000
Peggy Bradley	10,000
Katherine Bleuer	5,000
John Brand	5,000
Stephen Deckard	5,000
Richard Hernandez	10,000
Scott Fountain	5,000
Drew Fountain	5,000
Fremont James Bellinger	5,000
Darlene Newell	15,000
Leland Hertel	5,000
Karen Nelson	5,000
Robyn Johns	10,000
Sandra Jolicoeur	10,000
Yvonne Boggs	15,000
LaVonne Johnson	10,000
Jose Rios	8,000
Mercer Group	80,000

The Common Stock issued in our Private Offering was issued pursuant to Reg D of the Securities Act of 1933.

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)

At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)

Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or resale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

We have never utilized an underwriter for an offering of our securities. Other than the securities mentioned above, we have not issued or sold any securities.

Item 27.	Exhibits Index.

The following exhibits marked are filed with this Registration Statement:

Number	Exhibit Name

3.1	Certificate of Incorporation of the Company. *
3.2	By-Laws *
3.3	Articles of Incorporation*
4.1	Form of Common Stock Certificate *
5.1	Opinion of Brian R. Reiss, Attorney at Law regarding legality*
23.1	Consent of Malcolm Pollard, Inc., CPA, P.C. herein
10.1	OTW\Autovative Products Contract

* Filed previously via the Company’s S-1

Item 28. Undertakings

The undersigned registrant undertakes:

(1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

I. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

II. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement;

III. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) The registrant shall request acceleration  pursuant to  Rule  461 under the Securities Act and there insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission any supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to our certificate of incorporation or provisions of Nevada law, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against liabilities (other than the payment by the Registrant) of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on our behalf by the undersigned, in the City of Carlsbad, CA. on November 25, 2011 .

AUTOVATIVE PRODUCTS, INC

Dated: November 25, 2011	By:	/s/ David Funderburk
David Funderburk,
President, Treasurer and Secretary (Principal Executive, Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/S/ David Funderburk David Funderburk	Director, President, Treasurer and Secretary (Principal Executive, Financial and Accounting Officer)	November 25, 2011

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

REGISTRATION STATEMENT

ON FORM S-1

UNDER

THE SECURITIES ACT OF 1933

AUTOVATIVE PRODUCTS, INC